Exhibit 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our fairness opinion included as Annex B to the Proxy Statement-Prospectus included in the Registration Statement on Form S-4 filed by 1st Constitution Bancorp with the Securities and Exchange Commission (the “SEC”) relating to the proposed merger of New Jersey Community Bank with and into 1st Constitution Bancorp’s wholly-owned subsidiary, 1st Constitution Bank, and to the reference to our firm’s name under the captions “Summary—NJCB’s financial advisor has concluded that the consideration that NJCB shareholders will receive in the merger is fair,” “The Merger—Background of the Merger,” “—NJCB’s Reasons for the Merger,” and “—Opinion of NJCB’s Financial Advisor,” in such Proxy Statement-Prospectus. In giving such consent, we do not admit, and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.

Boenning & Scattergood, Inc.

/s/ Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

February 14, 2018